                                                                    EXHIBIT 16.1

                         [Letterhead of Moss Adams LLP]

November 8, 2005

Securities and Exchange Commission
Division of Corporate Finance
100 F Street, NE
Washington, D.C. 20549

We were previously the principal accountants for Wood Resources LLC (the
Company) and we reported on the consolidated balance sheet of the Company as of
April 3, 2003 and December 31, 2003, and the related consolidated statements of income, changes in members' equity, and cash flows from inception to December
31, 2003. On December 15, 2004, our appointment as principal accountants was terminated.

We have read the statements of Wood Resources LP (the Partnership, who is the successor by merger to the Company) included under the heading "Change of
Auditor" in the Partnership's Registration Statement on Form S-1, and we agree with such statements, except that we are not in a position to agree or disagree with the Partnership's statement on the engagement of PricewaterhouseCoopers LLP as independent registered public accountants, or whether or not the Company consulted with PricewaterhouseCoopers LLP regarding any of the matters set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ Moss Adams LLP

 MOSS ADAMS LLP